Filed pursuant to Rule 424(b)(3)

Registration No.: 333-284350

PROSPECTUS SUPPLEMENT No. 12

(To the Prospectus dated May 9, 2025)

BIODEXA PHARMACEUTICALS PLC

341,352,000,000 Ordinary Shares Representing 3,413,520 American Depositary Shares

This prospectus supplement No. 12 (the “Prospectus Supplement”) amends and supplements our prospectus contained in our Registration Statement on Form F-1, as amended, effective as of May 9, 2025 (the “Prospectus”), related to the resale by the selling shareholder identified in the Prospectus of up to an aggregate of 341,352,000,000 of our ordinary shares, nominal value £0.000001 per share, represented by 3,413,520 American Depositary Shares (the “Depositary Shares”).

This Prospectus Supplement is being filed in order to incorporate into and include in the Prospectus the information contained in our attached Form 6-K, filed with the Securities and Exchange Commission on January 6, 2026.

This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained therein.

Our Depositary Shares are listed on the NASDAQ Capital Market under the symbol “BDRX.” The last reported closing price of Depositary Shares on the NASDAQ Capital Market on January 5, 2026 was $2.51.

Investing in our securities involves risks. See “Risk Factors” beginning on page 10 of the Prospectus and in the documents incorporated by reference in the Prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

______________________________

The date of this Prospectus Supplement is January 6, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of January 2026

Commission File Number 001-37652

Biodexa Pharmaceuticals PLC

(Translation of registrant’s name into English)

1 Caspian Point,

Caspian Way

Cardiff, CF10 4DQ, United Kingdom

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒      Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

Appointment of Fiona Sharp as Executive Officer and Director

As previously announced, on January 5, 2026, Biodexa Pharmaceuticals PLC (the “Company”) appointed Fiona Sharp as the Company’s Chief Financial Officer, Corporate Secretary and a member of the Board of Directors, effective immediately. Stephen Stamp, who relinquished his positions as the Company’s Chief Financial Officer and Corporate Secretary, will remain as Chief Executive Officer. Ms. Sharp shall serve as director for a term to expire at the Company’s annual general meeting in 2026.

Ms. Sharp, aged 57, has served as Group Financial Controller of the Company since December 2019. Prior to that, she served as Assistant Director of Finance for Hywell DDA University Health Board, the local health board of the National Health Service of Wales for western Wales, United Kingdom, from October 2018 to July 2019. From 1995 to June 2018, Ms. Sharp held various financial leadership roles with Chime Communications Limited, a London-based international communications and sports marketing group, including Group Tax Consultant and Group Finance Director. Ms. Sharp is a Chartered Certified Accountant.

Ms. Sharp does not have any family relationships with any of the Company’s directors or executive officers, there are no arrangements or understandings between Ms. Sharp and any other persons pursuant to which she was selected as an officer or director, and there are no transactions between Ms. Sharp and the Company that would be reportable pursuant to Form 20-F.

The information included in this report on Form 6-K shall be deemed to be incorporated by reference into the registration statements on Form S-8 (File Number 333-209365) and Form F-3 (File Number 333-290554) of the Company (including any prospectuses forming a part of such registration statements) and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Biodexa Pharmaceuticals PLC

Date: January 6, 2026	By:	/s/ Stephen Stamp
Stephen Stamp
Chief Executive Officer